Exhibit 10.40

September 28, 2004

Dear Bernie,

This letter confirms my receipt, on behalf of the Synplicity Board of Directors, of your September 20, 2004 resignation letter from the position of CEO of Synplicity, stating your last day of employment as October 1st.

It is with mixed emotions that I accept your resignation. I am sad that you will be leaving, but happy that you have found a new and exciting challenge (another start-up!) to get involved with and make a difference.

Ken and I, along with the entire management team and the Board, appreciate what you have done for Synplicity over the last 7 years, and we hope everyone at your new company feels as lucky as we’ve felt to have the privilege of working with you.

Here is a complete list of the requests you have made of Synplicity as part of your resignation, all of which Synplicity is honoring:

1.	Your current stock option agreements will remain in full effect and you will continue vesting your current stock options, while you remain a member of the Board of Directors.

2.	Synplicity will pay for your COBRA benefits to continue your current health benefits through the end of December 31, 2004, or until you have switched to another plan, whichever is sooner.

3.	You may keep the cell phone you have been using so that you may switch the service to a personal account.

4.	You may keep your personal email messages.

5.	You may leave a greeting on your work phone number through December 31, 2004, with your personal contact information and the referral of company business to a Synplicity representative (Michelle Howell).

As a friendly reminder, although you will be leaving the company, you are expected to continue to honor the confidentiality requirements and other agreements that remain in effect past your employment. The confidentiality agreement is attached to this letter for your convenience.

Bernie, I wish you the very best at Kilopass and I look forward to hearing all about your successes there. Please don’t hesitate to contact me should you need anything.

Best Regards,

/s/ Alisa Yaffa
Alisa Yaffa
Chairman, Synplicity, Inc.